Exhibit 10.1

Citibank, N.A. 390 Greenwich Street New York, New York 10013

Execution Copy

Date:	August 11, 2011 (amended and restated as of October 11, 2012)

To:	EP Investments LLC
Cira Centre
2929 Arch Street, Suite 675
Philadelphia, PA 19104
Attention: Gerald F. Stahlecker
Phone: 215-495-1169
Fax: 215-222-4649
Email: jerry.stahlecker@franklinsquare.com

From:	Citibank, N.A.
388 Greenwich Street
11th Floor
New York, New York 10013
Attention: Director Derivative Operations
Facsimile: 212-615-8594

Transaction Reference Number: [ ]

CONFIRMATION

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transactions entered into between Citibank, N.A. (“Citibank”) and EP Investments LLC, a limited liability company formed under the laws of the State of Delaware (“Counterparty”), on the Trade Date specified below (each, a “Transaction” and, collectively, the “Transactions”).  This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.  Capitalized terms used but not defined in this Confirmation have the meanings assigned to them in Annex A.  Capitalized terms used but not defined in this Confirmation or in Annex A have the meanings assigned to them in the Definitions.

With effect from the Amendment Effective Date (as defined below), this Confirmation amends and restates the prior Confirmation dated August 11, 2011, amended and restated as of May 11, 2012 (the “Original Confirmation”), relating to the Transactions described herein, which Original Confirmation is hereby superseded and shall be of no further force or effect.

1.                                      AGREEMENT

This Confirmation supplements, forms a part of and is subject to, the ISDA 2002 Master Agreement, dated as of August 11, 2011 (as amended, supplemented and otherwise modified and in effect from time to time, the “Master Agreement”), between Citibank and Counterparty.  All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

2.                                      TERMS OF TRANSACTIONS

The terms of the particular Transactions to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 11, 2011

Effective Date:	August 11, 2011

Amendment Effective Date:	October 11, 2012

Scheduled Termination Date:

The latest date for the final scheduled payment (or, if there is only one scheduled payment, for the scheduled payment) of principal of any Reference Obligation at any time included in the Reference Portfolio.

Termination Date:

The final Scheduled Settlement Date (as defined in the Master Agreement) with respect to all Transactions (other than any Counterparty Third Floating Rate Payer Payment Date). The obligations of the parties to make payments required to be made hereunder shall survive the Termination Date.

Obligation Termination Date:	(a) In relation to any Repaid Obligation, the related Repayment Date; and

(b) In relation to any Terminated Obligation, the related Termination Settlement Date.

Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.

Reference Obligation:

Each obligation listed on Annex I from time to time having a Reference Amount equal to the “Reference Amount” indicated on Annex I for such obligation (and, in the case of a Committed Obligation, having an Outstanding Principal Amount equal to the “Outstanding Principal Amount” indicated on Annex I for such Committed Obligation), in each case, subject to adjustment by the Calculation Agent in accordance with the terms of this Confirmation.

Counterparty may, by notice to Citibank on any Business Day on or after the Trade Date (each, an “Obligation Trade Date”), designate that any obligation (each, a “Reference Obligation”) shall become the subject of a Transaction hereunder. Any such notice shall specify the proposed Reference Obligation and the proposed Reference Amount, Reference Entity, Independent Amount Percentage and Initial Price in relation to such Transaction.

Notwithstanding the foregoing, no such designation by Counterparty will be effective unless:

(a)   Citibank consents on or prior to the Obligation Trade Date to the relevant Reference Obligation becoming the subject of a Transaction hereunder (having the proposed Reference Amount and Initial Price in the notice of designation from Counterparty);

(b)   on the Obligation Trade Date the relevant Reference Obligation satisfies the Obligation Criteria set forth in Annex II; and

(c)   after giving effect to such Transaction, on the Obligation Trade Date the Portfolio Notional Amount will not exceed the Maximum Portfolio Notional Amount.

Without limiting the generality of the foregoing clause (a), Citibank may withhold its consent to any such designation based on any legal, accounting, tax or other similar issues that are adverse to Citibank in any material respect and that would or could reasonably be expected to arise as a result of the entry into such Transaction or any purchase by the Citibank Holder of such Reference Obligation as a hedge for such Transaction. In the event that Citibank determines not to hold, or cause to be held, all or any portion of any such Reference Obligation as a hedge for such Transaction on the Obligation Settlement Date for such Transaction, Citibank shall give prompt notice thereof to Counterparty.

The “Obligation Settlement Date” for a Transaction shall be the date following the Obligation Trade Date for such Transaction that is customary for settlement of the related Reference Obligation substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation (as determined by the Calculation Agent).

On the Obligation Trade Date for a Transaction, the Reference Amount of such Transaction shall, for all purposes hereof (including the determination of the “Portfolio Notional Amount”) other than calculating Rate Payments, be increased by the “Reference Amount” specified in such notice from Counterparty. On the Obligation Settlement Date for a Transaction, the Reference Amount of such Transaction shall, solely for the purposes of calculating Rate Payments, be increased by the “Reference Amount” specified in such notice from Counterparty.

Once a Reference Obligation becomes the subject of a Transaction hereunder, Citibank shall promptly prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of the related Obligation Trade Date.

If any payment of interest on a Reference Obligation that would otherwise be made during the period from and including the Obligation Trade Date to but excluding the Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a “PIK Transaction”) having the same terms and conditions as the Transaction relating to the Reference Obligation in respect of which such interest is capitalized, except that (1) the Initial Price in relation to such PIK Transaction shall be zero, (2) the Obligation Trade Date and Obligation Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (3) the Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. Citibank shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (2) and (3).

Reference Entity:

The borrower of the Reference Obligation identified as such in Annex I hereto. In addition, “Reference Entity”, unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the Reference Obligation.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of

such date.

Notional Amount:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), as of any date of determination, the Reference Amount of the related Reference Obligation as of such date multiplied by the Initial Price in relation to such Reference Obligation; and

(b) In relation to any Transaction with respect to a Terminated Obligation or Repaid Obligation, the amount of the reduction in the Reference Amount of the related Reference Obligation determined, in the case of a Terminated Obligation, pursuant to Clause 3 or, in the case of a Repaid Obligation, pursuant to Clause 5, in each case multiplied by the Initial Price in relation to the related Reference Obligation.

Outstanding Principal Amount:

In relation to any Reference Obligation as of any date of determination, the outstanding principal amount of such obligation as shown in the then current Annex I, as increased pursuant to this Clause 2 (or, in the case of any Committed Obligation, pursuant to any borrowing in respect of such Committed Obligation after the Obligation Trade Date) and reduced pursuant to Clauses 3 and 5. Except as otherwise expressly provided below with respect to Counterparty First Floating Amounts, the principal amount of any Committed Obligation outstanding on any date shall include the aggregate stated face amount of all letters of credit, bankers’ acceptances and other similar instruments issued in respect of such Committed Obligation to the extent that the holder of such Committed Obligation is obligated to extend credit in respect of any drawing or other similar payment thereunder.

Commitment Amount:

In relation to any Reference Obligation that is a Committed Obligation (and the related Transaction) as of any date of determination, the maximum outstanding principal amount of such Reference Obligation that a registered holder thereof would on such date be obligated to fund (including all amounts previously funded and outstanding, whether or not such amounts, if repaid, may be reborrowed).

Notional Funded Amount:

In relation to any Reference Obligation that is a Committed Obligation (and to the related Transaction) as of any date of determination, the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Reference

Obligation as of the Obligation Trade Date multiplied by the Initial Price in relation to such Reference Obligation minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Reference Obligation as of the Obligation Trade Date over the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by (y) 100% minus the Initial Price in relation to such Reference Obligation plus (iii) any increase in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination minus (iv) any decrease in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination.

In relation to any Reference Obligation that is a Term Obligation (and the related Transaction) as of any date of determination, the Notional Amount of such Reference Obligation.

Reference Amount:	In relation to (a) any Term Obligation, the Outstanding Principal Amount thereof and (b) any Committed Obligation, the Commitment Amount thereof.

Maximum Portfolio Notional Amount:	USD200,000,000 or such greater amount as Citibank and Counterparty may agree in writing from time to time.

Business Day:	New York

Business Day Convention:

Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

If any anniversary date specified herein would fall on a day on which there is no corresponding day in the relevant calendar month, then such anniversary date shall be the last day of such calendar month.

Monthly Period:	Each period from but excluding the 25th day of any calendar month to and including the same day of the immediately succeeding calendar month.

Calculation Agent:	Citibank. Unless otherwise specified, the Calculation Agent shall make all determinations, calculations and adjustments required pursuant to this Confirmation in good faith and on a commercially reasonable basis.

Calculation Agent City:	New York

Independent Amount Percentage:

In relation to any Reference Obligation (and the related Transaction), the Independent Amount Percentage specified in Annex I ; provided that, if, on any date of determination, the number of Reference Obligations of different Reference Entities in the Reference Portfolio is four or fewer, the Independent Amount Percentage on such date in relation to each Reference Obligation (and each related Transaction) will not be less than 35%. For purposes of this definition, a Reference Entity and its Affiliates shall be deemed to be a single Reference Entity.

Initial Price:

In relation to any Reference Obligation (and the related Transaction), the Initial Price specified in Annex I. The Initial Price (a) will be expressed exclusive of accrued interest, (b) will be expressed as a percentage of the Reference Amount, (c) will be determined exclusive of Costs of Assignment that would be incurred by a buyer in connection with any purchase of the Reference Obligation and exclusive of any Delay Compensation and (d) will be, as of the related Obligation Trade Date, the “Initial Price” specified by Counterparty to Citibank in the notice of designation referred to above and consented to by Citibank.

Payments by Counterparty

Counterparty First Floating Amounts:

First Floating Amount Payer:	Counterparty

First Floating Amount:

In relation to any First Floating Rate Payer Payment Date, the sum, for each Transaction, of the products of (a) the First Floating Rate Payer Calculation Amount for such Transaction for the related First Floating Rate Payer Calculation Period multiplied by (b) the Floating Rate Option for such Transaction during the related First Floating Rate Payer Calculation Period plus the Spread multiplied by (c) the Floating Rate Day Count Fraction; provided that, for purposes of the foregoing calculation, the percentage specified in the foregoing clause (b) shall be the Spread (and not the Floating Rate Option plus the Spread) with respect to any portion of a First

Floating Rate Payer Calculation Amount constituting the undrawn stated face amount of all letters of credit, bankers’ acceptances and other similar instruments issued in respect of a related Committed Obligation.

First Floating Rate Payer Calculation Amount:

In relation to any First Floating Rate Payer Calculation Period and any Transaction, the daily average of the Notional Funded Amount of such Transaction during such First Floating Rate Payer Calculation Period.

First Floating Rate Payer Calculation Period:

In relation to any Transaction, each Monthly Period, except that (a) the initial First Floating Rate Payer Calculation Period will commence on, and include, the related Obligation Settlement Date and (b) the final First Floating Rate Payer Calculation Period will end on, but exclude, the related Obligation Termination Date.

First Floating Rate Payer Payment Date:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the seventh Business Day following the last day of any Monthly Period, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Floating Rate Option:	In relation to any Transaction, USD-LIBOR-BBA.

Designated Maturity:	In relation to any Transaction, one month.

Spread:	1.30%.

Floating Rate Day Count Fraction:	In relation to any Transaction, Actual/360.

Reset Dates:	The first day of each First Floating Rate Payer Calculation Period.

Compounding:	Inapplicable

Counterparty Second Floating Amounts

Second Floating Amount Payer:	Counterparty

Second Floating Amount:	Each Expense or Other Payment.

Second Floating Rate Payer Payment Dates:

In relation to any Transaction, (a) the seventh Business Day following the last day of each Monthly Period, beginning with the first such Business Day after the Obligation Settlement Date for such Transaction, (b) the related Obligation Termination Date and (c) after the related Obligation Termination Date, the seventh Business Day after notice of a Second Floating Amount from Citibank to Counterparty; provided that, prior to the seventh Business Day after the related Obligation Termination Date, if Counterparty has received less than seven Business Days’ notice from Citibank that such Second Floating Amount is due and payable, such Second Floating Rate Payer Payment Date shall be the seventh Business Day following the last day of the next succeeding Monthly Period The obligation of Counterparty to pay Second Floating Amounts in respect of any Transaction shall survive the related Obligation Termination Date.

Counterparty Third Floating Amounts:

Third Floating Amount Payer:	Counterparty

Third Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Depreciation, if any.

Third Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

Payments by Citibank:

Citibank Fixed Amounts:

Fixed Amount Payer:	Citibank

Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related Fixed Amount Payer Payment Date.

Fixed Amount Payer Calculation Periods:

In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is made on such Reference Obligation to but excluding the next such date; provided that (a) the initial Fixed Amount Payer Calculation Period shall commence on and include the Obligation Settlement Date for such Reference Obligation and (b) the final Fixed Amount Payer Calculation Period shall end on, but exclude, the related Obligation Termination Date.

Fixed Amount Payer Payment Dates:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the seventh Business Day following the last day of any Monthly Period, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Transaction with respect to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Citibank Floating Amounts:

Floating Amount Payer:	Citibank

Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Appreciation, if any.

Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

3.                                      REFERENCE OBLIGATION REMOVAL; ACCELERATED TERMINATION.

Reference Obligation Removal

(a)                                 A Transaction may be terminated in whole by either party (or in part by Counterparty) in accordance with this Clause 3 by the giving of notice (an “Accelerated Termination Notice”) to the other party (each such termination, an “Accelerated Termination”).

(i)                                    Counterparty shall be entitled to terminate any Transaction or any portion thereof by delivering an Accelerated Termination Notice to Citibank that is given (i) no later than the proposed Termination Trade Date and (ii) no more than 30 days, and no less than seven days, prior to the proposed Termination Settlement Date.  The Accelerated Termination Notice shall specify the

Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

(ii)                                  Following the occurrence of a Credit Event (as determined by the Calculation Agent) with respect to the related Reference Entity (including any guarantor or other obligor referred to in the definition thereof), Citibank will have the right, but not the obligation, to terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty no less than 10 days prior to the proposed Termination Trade Date.  The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

Elective Termination by Citibank due to Certain Events

(b)                                 If:

(i)	any Reference Obligation (including any Exchange Consideration) fails to satisfy the Obligation Criteria at any time,

(ii)	Counterparty fails to perform when due any obligation to Transfer Eligible Collateral under Clause 9(a),

(iii)

Counterparty does not, by the deadline specified therefor in the Credit Support Annex, effect the Transfer to Citibank as Secured Party of Eligible Credit Support as contemplated by Paragraph 3(a) of the Credit Support Annex,

(iv)

the Reference Portfolio consists of Reference Obligations of fewer than three different Reference Entities (and, for this purpose, a Reference Entity includes any Affiliate thereof then included in the Reference Portfolio), or

(v)	the sum of the Notional Amounts for Reference Obligations of any single Reference Entity or any of its Affiliates exceeds USD10,000,000,

then Citibank may notify Counterparty in writing of such event.  In the case of any of the foregoing clauses (i), (iv) or (v), if such event continues for 30 days following the delivery of such notice, then Citibank will have the right but not the obligation to terminate the related Transaction.  In the case of the foregoing clause (ii) or (iii), Citibank will have the immediate right but not the obligation to terminate each Transaction that is the subject of this Confirmation.  Citibank may exercise this termination right with respect to each Terminated Obligation by delivering an Accelerated Termination Notice to Counterparty that is given, as to any Terminated Obligation, (1) on the proposed Termination Trade Date and (2) no less than 10 days prior to the proposed Termination Settlement Date for the related Terminated Obligation.  The Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

Citibank Optional Termination Date

(c)                                  Citibank will have the right, but not the obligation, to terminate each Transaction that is the subject of this Confirmation, effective on any Business Day occurring on or after May 11, 2013 (the

“Citibank Optional Termination Date”).  Citibank can exercise this termination right by delivering an Accelerated Termination Notice to Counterparty that is given no less than 15 days prior to the first proposed Termination Trade Date specified in the related Accelerated Termination Notice.  The Accelerated Termination Notice shall specify, as to each Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.  If Citibank does not exercise its right to terminate each Transaction that is the subject of this Confirmation on or before the date occurring 30 days prior to the Citibank Optional Termination Date, then Citibank will have the right, but not the obligation, to propose, by notice to Counterparty, to amend and restate one or more material terms of the Transactions, including, without limitation, the Spread, the Independent Amount Percentage and the application of the Obligation Criteria to the Transactions.  If Citibank provides a notice to Counterparty proposing to amend and restate one or more material terms of the Transactions as provided above and Counterparty does not agree in writing to such amended and restated terms within 10 Business Days after Citibank provides such notice to Counterparty, each Transaction shall terminate, and the Termination Trade Date shall be such tenth Business Day.  In the event of any such termination, Citibank shall deliver an Accelerated Termination Notice to Counterparty, which shall specify, as to each Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.  Even if a Termination Trade Date has been designated with respect to each Transaction pursuant to this Clause 3(c), such designation will not prevent Citibank or Counterparty from subsequently designating an earlier Termination Trade Date in relation to any Transaction to the extent Citibank or Counterparty, as the case may be, is entitled to designate such earlier Termination Trade Date pursuant to this Confirmation.  Notwithstanding anything in this Confirmation to the contrary, if Citibank elects to exercise its termination right under this Clause 3(c), then each reference to the term “Scheduled Termination Date” in Clauses 4 and 5 and in the definition of “Termination Trade Date” will instead be a reference to the date 30 days after the first proposed Termination Trade Date specified in such notice.

Early Termination Date under Master Agreement

(d)                                 If there is effectively designated an Early Termination Date under the Master Agreement, then (i) each Transaction will be terminated in its entirety, (ii) notwithstanding any contrary or otherwise inconsistent provision of the Master Agreement, the provisions set forth in Section 6(e) of the Master Agreement shall not apply to any Transaction (except that amounts that become due and payable on or prior to such Early Termination Date with respect to any Transaction as provided in this Confirmation will constitute Unpaid Amounts) and (iii) the Termination Trade Date for each Transaction will be the date specified by the Calculation Agent occurring on or promptly after such Early Termination Date; provided that, if such Early Termination Date is designated by reason of an Event of Default as to which Citibank is the Defaulting Party, Counterparty may specify the Termination Trade Date with respect to any Transaction as to which the Calculation Agent has not specified the Termination Trade Date within 10 days after such Early Termination Date.  The Calculation Agent shall give notice (an “Accelerated Termination Notice”) to each party (such termination, an “Accelerated Termination”) on or prior to such Early Termination Date, which Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.  The amount, if any, payable in respect of such Early Termination Date will be determined in accordance with Clause 4(b) of this Confirmation based upon the delivery of such Accelerated Termination Notice.

Effect of Termination

(e)                                  With respect to any Transaction terminated in whole pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof (including the determination of the “Portfolio Notional Amount”) other than calculating Rate Payments, be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero) and (ii) as of the relevant Termination Settlement Date the Reference Amount, for purposes of calculating Rate Payments, shall be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero).  With respect to any Transaction terminated in part pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof (including the determination of the “Portfolio Notional Amount”) other than calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction) and (ii) as of the relevant Termination Settlement Date the Reference Amount shall, for purposes of calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction).  Following any Termination Trade Date (other than the Termination Trade Date in respect of the Termination Date), Citibank shall promptly prepare and deliver to Counterparty a revised Annex I.

4.                                      FINAL PRICE DETERMINATION

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Scheduled Termination Date (other than in connection with a Repayment), the Final Price for the relevant Terminated Obligation will be determined in accordance with this Clause 4.

Determination by Counterparty

(a)                                 In order to determine the Final Price for any Terminated Obligation then held by or on behalf of Citibank as a hedge for the related Transaction if such determination is being made as the result of a termination pursuant to Clause 3(a), Counterparty may arrange for the sale of such Terminated Obligation by giving notice of such sale to Citibank; provided that Counterparty shall have no right to arrange a sale of a Terminated Obligation pursuant to this Clause 4(a) if, as a result of such termination and the termination of all other Transactions as to which the Total Return Payment Date has not yet occurred, (i) the aggregate Value (as defined in the Credit Support Annex) of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus the aggregate of all Citibank Floating Amounts payable in connection with such terminations would be less than (ii) the aggregate of all Counterparty Third Floating Amounts payable in connection with such terminations.  Such notice must be given at least three Business Days prior to the related Termination Settlement Date in the case of any Terminated Obligation and at least 10 days prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date.  Any sale (i) must be to an Approved Buyer or another buyer approved in advance by Citibank, such approval not to be unreasonably withheld or delayed, and (ii) must be scheduled to occur no later than the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), following the Termination Trade Date and prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date.  If Counterparty so arranges any sale, the net cash proceeds received from the sale of any Terminated Obligation, net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the “Final Price” for that Terminated Obligation.

Determination by Calculation Agent

(b)                                 If the Final Price for any Terminated Obligation is not determined according to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Termination Trade Date from two or more Dealers.  The Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this Clause 4(b) (such notice to be given telephonically and via electronic mail) not later than two hours prior to the bid submission deadline specified below.  By notice to Citibank not later than the bid submission deadline specified below, Counterparty may, but shall not be obligated to, designate up to three Approved Buyers each of which shall provide a Firm Bid (and the Calculation Agent will seek a Firm Bid from any such designee so designated by Counterparty on a timely basis).  A “Firm Bid” shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage of the Reference Amount of such Terminated Obligation and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation, as determined by the Calculation Agent, submitted as of 11 a.m. New York time or as soon as practicable thereafter.  If there is more than one Terminated Obligation at any time, then the Calculation Agent shall obtain Firm Bids solely with respect to each separate Terminated Obligation (but not with respect to any group or groups of such Terminated Obligations).  Citibank may, but is not obligated to, sell or cause the sale of any portion of any Terminated Obligation to any Dealer that provides a Firm Bid.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation with respect to the relevant Termination Trade Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from two or more Dealers until the earlier of (i) the second Business Day (inclusive) following such Termination Trade Date and (ii) the date a Firm Bid or combination of Firm Bids is obtained for all of the Reference Amount of such Terminated Obligation.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all or any portion of the Reference Amount of any Terminated Obligation, the Final Price for such Terminated Obligation or portion thereof shall be determined by reference to such Firm Bid or Firm Bids pursuant to the last paragraph of this Clause 4(b).  If no Firm Bids are obtained on or before such second Business Day for all or a portion of the applicable Terminated Obligation, the Final Price shall be deemed to be zero with respect to each portion of such Terminated Obligation for which no Firm Bid was obtained.  The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in good faith and in a commercially reasonable manner.  Other than in the case of a termination pursuant to Clause 3(b) or 3(d), Citibank and Counterparty will make commercially reasonable efforts to accomplish the assignment to Counterparty (free of payment by Counterparty) of the related Terminated Obligation or portion thereof held by or on behalf of Citibank as a hedge for the related Transaction for which the Final Price is deemed to be zero (including as provided below); provided that Citibank shall not be liable for any losses related to any delay in or failure of such assignment beyond its control.

Notwithstanding anything to the contrary herein,

(i)                                     the Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent’s commercially reasonable judgment, (x) such Dealer is ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Terminated Obligation, as determined by the Calculation Agent, or (y) as a result of the terms of any agreement or instrument governing the related Terminated Obligation or any order of a court of competent jurisdiction relating to such Terminated Obligation, such Dealer is prohibited or restricted from obtaining any consent required for the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it; and

(ii)                                  if the Calculation Agent determines that the highest Firm Bid obtained in connection with any Termination Trade Date is not bona fide as a result of (x) the occurrence of an Event of Default described in Section 5(a)(vii) with respect to the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent not having pre-approved trading lines with the bidder that would permit settlement of the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded and the next highest Firm Bid that is not disregarded shall be used to determine the Final Price.

If there is no such Firm Bid, then the Calculation Agent shall designate a new Termination Trade Date; provided that the Calculation Agent shall designate a new Termination Trade Date pursuant to this paragraph only once.  If the highest Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Termination Trade Date is disregarded pursuant to this paragraph, the Calculation Agent shall have no obligation to obtain further bids, and the applicable “Final Price” for the portion which was so disregarded shall be deemed to be zero.

If Citibank transfers, or causes the transfer of, all or any portion of the Terminated Obligation to the Dealer or Dealers providing the highest Firm Bid or highest combination of Firm Bids for such Terminated Obligation (or portion thereof) or to such other party as provided above, the net cash proceeds received from the sale of such Terminated Obligation or portion thereof (which sale shall be scheduled to settle substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation as determined by the Calculation Agent), net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the “Final Price” for that Terminated Obligation (or the portion thereof that is sold).

If Citibank has determined not to hold, or cause to be held, all or any portion of any Terminated Obligation as a hedge for the related Transaction or otherwise determines, in its sole discretion, not to sell or cause the sale of any portion of any Terminated Obligation to a Dealer providing the highest Firm Bid or combination of Firm Bids, the “Final Price” for such Terminated Obligation or portion thereof shall be equal to the highest Firm Bid (or highest combination of Firm Bids) for such Terminated Obligation (or portion thereof) multiplied by the Reference Amount of such Terminated Obligation (or the respective portions of the Reference Amount to which such Firm Bids relate).  The Calculation Agent may perform any of its duties under this Clause 4(b) through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4(b).

5.                                      REPAYMENT.

If all or a portion of the Reference Amount of any Reference Obligation is repaid or otherwise reduced (in the case of a Committed Obligation, only if the Reference Amount thereof is permanently reduced)  (including, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of such Reference Entity to pay any principal owing in respect of such Reference Obligation) on or prior to the Scheduled Termination Date (the amount of such repayment or other reduction, a “Repayment”; the portion of the related Reference Obligation so repaid or otherwise reduced, a “Repaid Obligation”; and the date of such Repayment, the “Repayment Date”):

(a)                                 the Total Return Payment Date with respect to the Repaid Obligation will be the seventh Business Day next succeeding the last day of the Monthly Period in which the Repayment Date occurred;

(b)                                 as of the related Repayment Date, the Reference Amount of such Reference Obligation shall be decreased by an amount equal to the principal amount of the Repaid Obligation; and

(c)                                  the related Final Price in relation to the Repaid Obligation shall be (i) in the case of a Committed Obligation, the portion of the Reference Amount that is permanently reduced (excluding any such reduction below the Outstanding Principal Amount thereof) on such Repayment Date and (ii) in the case of a Term Obligation, the amount of principal and premium in respect of principal paid by such Reference Entity on the Repaid Obligation to holders thereof (or the amount by which the Reference Obligation was otherwise reduced) on such Repayment Date.  Following any Repayment Date, Citibank shall promptly prepare and deliver to Counterparty a revised Annex I showing the revised Reference Amount for the related Reference Obligation.

6.                                      ADJUSTMENTS.

(a)                                 If any Reference Obligation or portion thereof is irreversibly converted or exchanged into or for any securities, obligations or other assets or property (“Exchange Consideration”), thereafter such Exchange Consideration will constitute such Reference Obligation or portion thereof, and, unless Citibank shall otherwise agree in writing, if such Exchange Consideration fails to satisfy the Obligation Criteria, then Clause 3(b)(i) shall apply.

(b)                                 Delay Compensation (as defined below) shall result in an adjustment (i) as contemplated by the definition of “Interest and Fee Amount” in connection with the establishment by the Citibank Holder of a related hedge in respect of a Transaction, if the actual settlement of the purchase of the related hedge occurs after the Obligation Settlement Date and (ii) of a Final Price with respect to a Terminated Obligation in connection with the termination by the Citibank Holder of a related hedge, if the actual settlement of the sale of the related hedge occurs after the Termination Settlement Date.  “Delay Compensation” shall accrue (x) in the case of clause (i) above, from and including the Obligation Settlement Date to but excluding the actual settlement of the purchase effected to establish the related hedge (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Spread and not the Floating Rate Option and (B) Interest and Fee Amounts will be determined without regard to payments in respect of the interest rate index, but will be determined inclusive of the applicable spread above such interest rate index, used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period) and (y) in the case of clause (ii) above, from and including the Termination Settlement Date to but excluding the actual settlement of the sale effected to terminate the related hedge (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Floating Rate Option and not the Spread and (B) Interest and Fee Amounts shall be reduced by interest accrued during such period in excess of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period).  In connection with any adjustment by reason of Delay Compensation, (i) any initial Payment Date in this Confirmation determined by reference to the “Obligation Settlement Date” shall be determined as if the Obligation Settlement Date were the actual settlement of the purchase of the related hedge and (ii) any final Payment Date in this Confirmation determined by reference to the “Termination Settlement Date” shall be determined as if the Termination Settlement Date were the actual settlement of the termination of the related hedge.

(c)                                  If (i) Citibank elects to establish a hedge as a result of the addition or increase in the Reference Amount of any Reference Obligation that is the subject of a Transaction and (ii) the Citibank Holder is unable after using commercially reasonable efforts to effect the settlement of such hedge, then, by notice to Counterparty, Citibank may in its sole discretion, specify that such addition or increase in the Reference Amount of such Reference Obligation shall be of no force or effect (retroactive to the Obligation Trade Date or the Obligation Settlement Date, as the case may be).

7.                                      REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)                                 Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction.

(i)                                     Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction.  It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)                                  Evaluation and Understanding.  It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction.  It is also capable of assuming, and assumes, the financial and other risks of such Transaction;

(iii)                               Status of Parties.  The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)                              Reliance on its Own Advisors.  Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b)                                 Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)                                     such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;

(ii)                                  each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)                               except as provided in Clause 7(d)(iii), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party.  In addition, except as provided in Clause 7(b)(vii), this Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iv)                              neither Citibank nor any of its Affiliates shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and Citibank and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty.  Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by Citibank or any of its Affiliates as to whether, at what times, in what manner or by what method Citibank or any of its Affiliates may engage in any hedging activities;

(v)                                 notwithstanding any other provision in this Confirmation or any other document, Citibank and Counterparty (and each employee, representative, or other agent of Citibank or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  To the extent not inconsistent with the previous sentence, Citibank and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information;

(vi)                              if Citibank chooses to hold a Reference Obligation as a result of any Transaction, Citibank shall hold such Reference Obligation directly or through an Affiliate (the “Citibank Holder”). The Citibank Holder may deal with such Reference Obligation as if the related Transaction did not exist, provided that, so long as the Citibank Holder remains the lender of record with respect to such Reference Obligation, upon any occasion permitting the Citibank Holder to exercise any right in relation to such Reference Obligation to give or withhold consent (an “Election”) to an action proposed to be taken (or to be refrained from being taken), the Citibank Holder shall, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing such Reference Obligation (and, in the case of any participation interest, governing such participation interest), give its consent to the action proposed to be taken (or to be refrained from being taken), unless (A) Counterparty, by timely notice to Citibank, requests (a “Counterparty Election Request”) that the Citibank Holder withhold such consent and (B) the Citibank Holder, in its sole discretion, elects to withhold such consent in accordance with the Counterparty Election Request.  Notwithstanding the foregoing: (1) the Citibank Holder shall have no obligation to respond to, or consult with Counterparty in relation to, a Counterparty Election Request (failure to respond to a Counterparty Election Request being deemed a denial); (2) the Citibank Holder shall have no other duties or obligations to Counterparty of any nature with respect to any Election or any Counterparty Election Request; (3) the Citibank Holder shall not be liable to Counterparty or any of its Affiliates for the consequences of any consent given or withheld by the Citibank Holder in connection with such Reference Obligation (whether or not pursuant to a Counterparty Election Request); and (4) if the Citibank Holder elects in its sole discretion to withhold its consent in accordance with a

Counterparty Election Request, the Citibank Holder may subsequently determine to give such consent at any time without notice to Counterparty; and

(vii)                           in connection with each Reference Obligation that is held by a Citibank Holder as a result of any Transaction, the Citibank Holder will promptly (and in any event within one Business Day after receipt) deliver or cause to be delivered to Counterparty the following information and documentation, in each case, to the extent actually received by the Citibank Holder from the Reference Entity or its agents under the related Reference Obligation Credit Agreement:  all notices of any borrowings, prepayments and interest rate settings, all amendments, consents, waivers and other modifications (whether final or proposed) in relation to the terms of the Reference Obligation; and all notices given by the Reference Entity to the lenders or their agent or by the lenders or their agent to the Reference Entity in relation to the exercise of remedies.

(c)                                  Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder:

(i)                                     it is entering into such Transaction for investment, financial intermediation, hedging or other commercial purposes; and

(ii)                                  (x) it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA.

(d)                                 Counterparty hereby represents to Citibank that:

(i)                                     its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.  Its investments in and liabilities in respect of any Transaction, which it understands is not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;

(ii)                                  it understands no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

(iii)                               as of (x) the relevant Obligation Trade Date and (y) any date on which a sale is effected pursuant to Clause 4(a) or on which the Calculation Agent solicits Firm Bids pursuant to Clause 4(b), neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation unless such information either (x) is publicly available or (y) has been made available to each registered owner of such Reference Obligation on a basis that permits such registered owner to disclose such information to any assignee of or participant (whether on a funded or unfunded basis) in, or any prospective assignee of or participant (whether on a funded or unfunded basis) in, any rights or obligations under the related Reference Obligation Credit Agreement;

(iv)                              Counterparty is a wholly owned subsidiary of a United States person, within the meaning of Section 7701(a)(30) of the Code, and has elected to be treated as a disregarded entity for U.S. Federal income tax purposes;

(v)                                 it has delivered to Citibank on or prior to the Trade Date (and it will, prior to any expiration of any such form previously so delivered, deliver to Citibank) a United States Internal Revenue Service Form W-9 (or applicable successor form), properly completed and signed (which representation shall also be made for purposes of Section 3(f) of the Master Agreement);

(vi)                              it could have received all payments on the Reference Obligation without U.S. Federal or foreign withholding tax if it owned the Reference Obligation (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and

(vii)                           it is not, for U.S. Federal income tax purposes, a tax-exempt organization.

(e)                                  Except for disclosure authorized pursuant to Clause 7(b)(v), Counterparty agrees to be bound by the confidentiality provisions of the related Reference Obligation Credit Agreement with respect to all information and documentation in relation to a Reference Entity or a Reference Obligation delivered to Counterparty hereunder. Counterparty acknowledges that such information may include material non-public information concerning the Reference Entity or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

(f)                                   Multiple Transaction Payment Netting under Section 2(c) of the Master Agreement will apply to the Transactions to which this Confirmation relates.

(g)                                  Notwithstanding anything in the Master Agreement to the contrary, Citibank will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation.  If Citibank is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation and Citibank does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

8.                                      ADJUSTMENTS RELATING TO CERTAIN UNPAID OR RESCINDED PAYMENTS.

(a)                                 If (i) Citibank makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a holder of such Reference Obligation (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to Citibank, upon request by Citibank, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded.  If such returned, paid or otherwise rescinded amount is subsequently paid, Citibank shall pay such amount (subject to Clause 8(c)) to Counterparty within seven Business Days after the date of such subsequent payment.

(b)                                 If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a holder thereof (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party.  If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, within seven Business Days after the date of such subsequent payment.

(c)                                  Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by Citibank and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d)                                 The payment obligations of Citibank and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

9.                                      CREDIT SUPPORT.

Notwithstanding anything in the Credit Support Annex (the “Credit Support Annex”) to the Schedule to the Master Agreement to the contrary, the following collateral terms shall apply to each Transaction to which this Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)                                  With respect to each Transaction to which this Confirmation relates, a single “Independent Amount” shall be applicable to Counterparty in an amount equal to the Notional Amount with respect to such Transaction (or, in the case of any increase of the Notional Amount under any Transaction, the amount of such increase) multiplied by the Independent Amount Percentage applicable to such Transaction.  Not later than the Effective Date, Counterparty as Pledgor will Transfer to Citibank as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the aggregate of all Independent Amounts determined pursuant this Clause 9(a).  If the aggregate of all Independent Amounts on any date would increase as a result of an increase in the Portfolio Notional Amount on such date and the aggregate Value of Eligible Collateral Transferred to Citibank pursuant to this Clause 9(a) prior to such date is less than the aggregate of all Independent Amounts as so increased, then Counterparty as Pledgor will Transfer to Citibank as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the greater of (i) USD250,000 and (ii) the amount of such shortfall.

(b)                                 In no event shall Citibank as Secured Party be obligated to Transfer Posted Credit Support in respect of a Return Amount to Counterparty as Pledgor if the Value as of any Valuation Date of all Posted Credit Support held by Citibank as Secured Party would be less than the aggregate of all Independent Amounts determined pursuant to Clause 9(a).

(c)                                  Solely for the purpose of determining any Delivery Amount or Return Amount pursuant to the Credit Support Annex, (i) in no event shall Counterparty as a Secured Party have any positive “Exposure” to Citibank with respect to the Transactions (in aggregate) to which this Confirmation relates or (ii) without limiting Clause 3(b), in no event shall Citibank as a Secured Party have any positive “Exposure” to Counterparty with respect to the Transactions (in aggregate) to which this Confirmation relates. For purposes of calculating “Exposure” with respect to any Transaction to which this Confirmation relates, (i) Citibank shall be the sole Valuation Agent and shall determine any Market Quotation in relation to such Transaction, (ii) such Market Quotation will be determined by the Valuation Agent using its estimate of the amount that would be paid to or by the Secured Party based on the application of Section 6(e)(ii)(1) of the Master Agreement, (iii) such Market Quotation may from time to time be determined by the Valuation Agent in its sole discretion and without notice to Counterparty solely in respect of payments in respect of Capital Appreciation or Capital Depreciation that would have been required in respect of a Transaction after the relevant Early Termination Date (provided that the Valuation Agent will not thereafter be precluded from making such determination with respect to all payments and deliveries that would have been required after the relevant Early Termination Date, regardless of the absence of notice thereof to Counterparty) and (iv) if Counterparty disputes the calculation of Exposure with respect to such Transaction, the Valuation Agent will recalculate Exposure for such Transaction on the basis that the market value of the related Reference Obligation is equal to its Current Price.

(d)                                 If Counterparty enters into any Transaction under the Master Agreement other than the Transactions contemplated by this Confirmation (each, a “Separate Transaction”), then the Credit Support Amount with respect to Counterparty as Pledgor shall never be less than the “Credit Support Amount” with respect to Counterparty as Pledgor calculated (i) solely with reference to all Separate Transactions and (ii) without regard to the aggregate of all Independent Amounts applicable to Counterparty as Pledgor under this Confirmation.

(e)                                  Each Business Day shall be a Valuation Date.

(f)                                    The “Interest Rate” will be (i) the overnight ask rate in effect for such day, as set forth opposite the caption “O/N” under the heading “USD” on Reuters Page LIBOR01 or any successor page thereto on or about 11:00 a.m., New York time, on such day, or (ii) if no successor page is quoted, the rate in effect for such day, as set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective)” and if the rate is not yet published in H.15(519), the rate for such day will be the rate set forth in Composite 3:30 p.m. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate”.  If on any day the appropriate rate for such day is not published in either H.15(519) or Composite 3:30 p.m. Quotations for U.S. Government Securities, the rate for such day will be the arithmetic mean of the rate for the last transaction in overnight U.S. Dollar Federal funds arranged by three leading brokers of U.S. Dollar federal funds transactions in New York City selected by Citibank in good faith prior to 9:00 a.m., New York City time on such day.  “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.  “Composite 3:30 p.m. Quotations for U.S. Government Securities” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Bank of New York, or (iii) if such Federal funds rate is not available, any page agreed by the parties.  Transfers of the Interest Amount will be made in arrears on the seventh Business Day following the last day of each Monthly Period.

(g)                                 Any Transfer required to be made pursuant to this Clause 9 shall be a Transfer made under the Credit Support Annex (and not a payment or delivery made under Section 2(a)(i) of the Master Agreement).

10.                               NOTICE AND ACCOUNT DETAILS.

Notices to Citibank:

Citibank, N.A., New York Branch
390 Greenwich Street, 4th Floor
New York, New York 10013
Tel: (212) 723-6181
Fax: (646) 291-5779
Attn: Mitali Sohoni

with a copy to:

Office of the General Counsel
Fixed Income and Derivatives Sales and Trading
Citibank, N.A., New York Branch
388 Greenwich Street, 17th Floor
New York, New York 10013
Tel: (212) 816-2121
Fax: (646) 862-8431
Attn: Craig Seledee

Notices to Counterparty:

As set forth in Part 4 of the Schedule to the Master Agreement

Payments to Citibank:

Citibank, N.A., New York
ABA No.: 021-000-089
Account No.: 00167679
Ref: Financial Futures

Payments to Counterparty:

Any payment to be made to Counterparty shall be subject to the condition that Citibank shall have received notice of the account to which such payment is to be made not less than three Local Business Days prior to the date of such payment.

11.                               OFFICES.

(a)                                  The Office of Citibank for each Transaction:

New York, NY

(b)                                 The Office of Counterparty for each Transaction:

Philadelphia, PA

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized officer of Counterparty execute this Confirmation and return the same by facsimile to the attention of the individual at Citibank indicated on the first page hereof.

Very truly yours,

CITIBANK, N.A.

By:	/s/ David Santos
	Name:	David Santos
	Title:	Authorized Signatory

CONFIRMED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

EP INVESTMENTS LLC

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President

ANNEX A

ADDITIONAL DEFINITIONS

“Affiliate”, for purposes of this Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

“Approved Buyer” means (a) any entity listed in Annex III hereto (as such Annex may be amended by mutual written consent of the parties hereto from time to time) so long as its long-term unsecured and unsubordinated debt obligations on the “trade date” for the related purchase or submission of a Firm Bid contemplated hereby are rated at least “A2” by Moody’s and at least “A” by S&P and (b) if an entity listed in Annex III hereto is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed entity within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

“Capital Appreciation” and “Capital Depreciation” mean, for any Total Return Payment Date, the amount determined according to the following formula for the applicable Terminated Obligation or Repaid Obligation:

Final Price — Applicable Notional Amount

where

“Final Price” means (a) in the case of any Terminated Obligation, the amount determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the amount determined pursuant to Clause 5, and

“Applicable Notional Amount” means the Notional Funded Amount (determined immediately prior to the related Repayment Date or Termination Trade Date) for such Terminated Obligation or Repaid Obligation, as applicable.

If such amount is positive, such amount is “Capital Appreciation” and if such amount is negative, the absolute value of such amount is “Capital Depreciation”.

“Committed Obligation” means (a) any Delayed Drawdown Reference Obligation and (b) any Revolving Reference Obligation.

“Costs of Assignment” means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale and, if transfers of the Terminated Obligation are subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA and as in effect on the Obligation Trade Date, reasonable legal costs incurred by the seller in connection with such sale, in each case to the extent not already reflected in the Final Price.

“Credit Event” means the occurrence of a Bankruptcy or Failure to Pay.  For purposes of the determination of whether a Credit Event has occurred, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified.  Capitalized terms used in this definition but not defined in this Confirmation shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

“Current Price” means, with respect to any Reference Obligation on any date of determination, the Calculation Agent’s determination of the net cash proceeds that would be received from the sale on such date of determination of such Reference Obligation, net of the related Costs of Assignment.  If Counterparty disputes the Calculation Agent’s determination of the Current Price of any Reference Obligation, then Counterparty may, no later than two hours after Counterparty is given notice of such determination, (a) designate two Dealers of credit standing acceptable to Citibank in the exercise of its reasonable discretion and (b) provide to Citibank within such two-hour period with respect to each such Dealer a Firm Bid with respect to the entire Reference Amount of the Reference Obligation.  The highest of such two Firm Bids will be the Current Price.  The “Current Price” shall be expressed as a percentage of par and will be determined exclusive of accrued interest.

“Dealer” means (a) any nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate, (b) any Approved Buyer or other entity designated by the Calculation Agent and having a credit standing acceptable to Citibank and (c) any Approved Buyer designated by Counterparty pursuant to Clause 4(b).

“Delayed Drawdown Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on any date on which all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Delayed Drawdown Reference Obligation.

“Expense or Other Payment” means the aggregate amount of any payments (other than extensions of credit) due from the lender(s) in respect of any Reference Obligation, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, and (c) any indemnity or other similar payment, including amounts owed on or after the related Obligation Termination Date in respect of amounts incurred or any event that occurred before the related Obligation Termination Date.

“Interest and Fee Amount” means, for any Citibank Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (including interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal and premium paid in respect of principal) paid with respect to the related Reference Obligation (after deduction of any withholding taxes for which the Reference Entities are not obligated to reimburse holders of the related Reference Obligation, if applicable) during the relevant Citibank Fixed Amount Payer Calculation Period; provided that Interest and Fee Amounts:

(a)                                  in the case of “Interest and Accruing Fees” (as defined in the “Standard Terms and Conditions for Par/Near Par Trade Confirmations” or “Standard Terms and Conditions for Distressed Trade Confirmations”, as applicable to the relevant Reference Obligation, most recently published by the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Obligation Settlement Date for the related Reference Obligation or that accrue on or after the Obligation Termination Date for the related Reference Obligation or portion thereof,

(b)                                 in the case of “Non-Recurring Fees” (as so defined), shall not include any amounts that (i) accrue prior to the Obligation Trade Date for the related Reference Obligation or that accrue on or after the Termination Trade Date for the related Reference Obligation or portion thereof or (ii) to the extent that such amounts are payable contingent upon whether a consent is given or withheld by the record owner of the related Reference Obligation, accrue with respect to the related Reference Obligation that is not held by or on behalf of Citibank as a hedge for the related Transaction,

(c)                                  shall be determined after deducting any Costs of Assignment that would be incurred by a buyer in connection with any purchase of the Reference Obligation as a hedge for such Transaction and, in connection with the establishment by the Citibank Holder of a related hedge in respect of such Transaction, shall be adjusted by any Delay Compensation as provided in Clause 6(b); and

(d)                                 in the case of any Transaction as to which the related Reference Obligation is a Committed Obligation, shall include only 75% of fees that are stated to accrue on or in respect of the unfunded portion of any Commitment Amount.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

“LSTA” means The Loan Syndications and Trading Association, Inc. and any successor thereto.

“Rate Payments” means Counterparty First Floating Amounts and Citibank Fixed Amounts.

“Revolving Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Obligation, the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Revolving Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Revolving Reference Obligation.

“Subordinate” means, with respect to an obligation (the “Subordinated Obligation”) and another obligation of the obligor thereon to which such obligation is being compared (the “Senior Obligation”), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

“Term Obligation” means any Reference Obligation that is not a Committed Obligation.

“Terminated Obligation” means any Reference Obligation or portion of any Reference Obligation that is terminated pursuant to Clause 3.

“Termination Settlement Date” means, for any Terminated Obligation, the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), of the sale of such Terminated Obligation with the trade date for such sale occurring on the related Termination Trade Date.

“Termination Trade Date” means, with respect to any Terminated Obligation, the date so designated in the related Accelerated Termination Notice; provided that:

(a)                                  except as provided in the following clause (b), if the related Final Price is not determined in accordance with Clause 4(a), the “Termination Trade Date” will be the bid submission deadline for the Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation that are to be the basis for determining the Final Price of such Terminated Obligation as designated by the Calculation Agent in order to cause the related Total Return Payment Date to occur as promptly as practicable (in the discretion of the Calculation Agent) after the date originally designated as the “Termination Trade Date” in the related Accelerated Termination Notice; and

(b)                                 in respect of the Scheduled Termination Date, if the related Final Price is not determined in accordance with Clause 4(a), the “Termination Trade Date” will be the date so designated by the Calculation Agent in its discretion, occurring during the 30 calendar days preceding the Scheduled Termination Date (or earlier in the case of any Terminated Obligation determined by the Calculation Agent in its sole discretion to be a distressed loan or other obligation) in a manner reasonably likely to cause the final Total Return Payment Date to occur on the Scheduled Termination Date.

The Calculation Agent shall notify the parties of any Termination Trade Date designated by it pursuant to the foregoing proviso.

“Total Return Payment Date” means, with respect to any Terminated Obligation or Repaid Obligation, the seventh Business Day next succeeding the last day of the Monthly Period during which the related Obligation Termination Date occurs.

ANNEX I

Reference Obligation	Reference Entity	Reference Amount	Outstanding Principal Amount	Initial Price (%)	Independent Amount Percentage (%)	Obligation Trade Date	Obligation Settlement Date

ANNEX II

OBLIGATION CRITERIA

The “Obligation Criteria” are as follows:

(i)                                     The obligation is a Loan.

(ii)                                  The obligation is denominated in USD.

(iii)                               The obligation is secured.

(iv)                              The obligation is not Subordinate.

(v)                                 The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(vi)                             Except for any Delayed Drawdown Reference Obligation or Revolving Reference Obligation, the obligation does not require any future advances to be made to the related issuer or obligor on or after the relevant Obligation Trade Date.

(vii)                           On the relevant Obligation Trade Date for the Transaction relating to the obligation, the obligation is in the form of, and is treated as, indebtedness for U.S. Federal income tax purposes.

(viii)                        Transfers thereof on the Obligation Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the Obligation Trade Date.

(ix)                            On the Obligation Trade Date the obligation is part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD150,000,000.

(x)                                   The obligation has as of the Obligation Trade Date a Moody’s Rating of at least B3 and an S&P Rating of at least B-.

(xi)                                The obligation has an Initial Price as of the Obligation Trade Date of at least 80%.

(xii)                             Either (x) the obligation is on the Obligation Trade Date the subject of at least two bid quotations from nationally recognized independent dealers in the related obligation as reported on a nationally recognized pricing service or (y) the obligation satisfies each of the following four conditions:  (A) the obligation was originated not more than 30 days prior to the Obligation Trade Date, (B) the obligation is on the Obligation Trade Date the subject of at least one bid quotation from a nationally recognized independent dealer in the related obligation as reported on a nationally recognized pricing service, (C) on the Obligation Trade Date the obligation is part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD150,000,000 and (D) the obligation has as of the Obligation Trade Date a Moody’s Rating of at least B2 and an S&P Rating of at least B.

ANNEX III

APPROVED BUYERS

Bank of America, NA

The Bank of Montreal

The Bank of New York Mellon, N.A.

Barclays Bank plc

BNP Paribas

Calyon

Canadian Imperial Bank of Commerce

Citibank, N.A.

Credit Agricole S.A.

Credit Suisse

Deutsche Bank AG

Dresdner Bank AG

Goldman Sachs & Co.

HSBC Bank

JPMorgan Chase Bank, N.A.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co.

Natixis

Northern Trust Company

Royal Bank of Canada

The Royal Bank of Scotland plc

Societe Generale

The Toronto-Dominion Bank

UBS AG

U.S. Bank, National Association

Wachovia Bank National Association

Wells Fargo Bank, National Association